Exhibit 10.1

INTERIM LOAN AGREEMENT

for a loan in the amount of

$67,500,000.00

MADE BY AND BETWEEN

HILL ESTATES NERA, LLC

a Delaware limited liability company

39 Brighton Avenue

Boston, Massachusetts 02134

AND

KEYBANK NATIONAL ASSOCIATION,
a national banking association,
66 South Pearl Street

Albany, New York 12207

Dated as of June 18, 2025

TABLE OF CONTENTS

ARTICLE 1 INCORPORATION OF RECITALS AND EXHIBITS		1

1.1	Incorporation of Recitals.	1
1.2	Incorporation of Exhibits.	1

ARTICLE 2 DEFINITIONS		1

2.1	Defined Terms.	1
2.2	Other Definitional Provisions.	10

ARTICLE 3 BORROWER’S REPRESENTATIONS AND WARRANTIES		11

3.1	Representations and Warranties.	11
3.2	Survival of Representations and Warranties.	13

ARTICLE 4 LOAN AND LOAN DOCUMENTS		13

4.1	Agreement to Borrow and Lend; Lender’s Obligation to Disburse.	13
4.2	Loan Documents.	13
4.3	Term of the Loan.	14
4.4	Prepayments.	14

ARTICLE 5 INTEREST		15

ARTICLE 6 RESERVED		17

ARTICLE 7 LOAN EXPENSE AND ADVANCES		17

7.1	Loan and Administration Expenses.	17
7.2	Origination Fee. [Intentionally omitted].	17
7.3	Exit Fee.	18
7.4	Lender’s Attorneys’ Fees and Disbursements.	18
7.5	Time of Payment of Fees and Expenses.	18
7.6	Expenses and Advances Secured by Loan Documents.	18
7.7	Right of Lender to Make Advances to Cure Borrower’s Defaults.	18

ARTICLE 8 REQUIREMENTS PRECEDENT TO THE CLOSING OF THE LOAN		19

8.1	Conditions Precedent.	19

ARTICLE 9 [RESERVED]		21

ARTICLE 10 [RESERVED]		21

ARTICLE 11 OTHER COVENANTS		21

11.1	Borrower further covenants and agrees as follows:	21

ARTICLE 12		26

CASUALTIES AND CONDEMNATION		26

12.1	Lender’s Election to Apply Proceeds on Indebtedness.	26
12.2	Borrower’s Obligation to Rebuild and Use of Proceeds Therefor.	26

ARTICLE 13 ASSIGNMENTS BY LENDER AND BORROWER		27

13.1	Assignments and Participations.	27
13.2	Prohibition of Assignments and Transfers by Borrower.	27
13.3	Prohibition of Transfers in Violation of ERISA.	29
13.4	Successors and Assigns.	29

ARTICLE 14 TIME OF THE ESSENCE		29

14.1	Time is of the Essence. Borrower agrees that time is of the essence under this Agreement.	29

ARTICLE 15 EVENTS OF DEFAULT		29

ARTICLE 16 LENDER’S REMEDIES IN EVENT OF DEFAULT		31

16.1	Remedies Conferred Upon Lender.	31

ARTICLE 17 GENERAL PROVISIONS		32

17.1	Captions.	32
17.2	Modification; Waiver.	32
17.3	Governing Law.	32
17.4	Acquiescence Not to Constitute Waiver of Lender’s Requirements.	32
17.5	Disclaimer by Lender.	32
17.6	Partial Invalidity; Severability.	33
17.7	Definitions Include Amendments.	33
17.8	Execution in Counterparts.	33
17.9	Electronic Signatures.	33
17.10	Entire Agreement.	33
17.11	Waiver of Damages.	33
17.12	Claims Against Lender.	34
17.13	Jurisdiction.	34
17.14	Set-Offs.	34

ARTICLE 18 NOTICES		35

ARTICLE 19 WAIVER OF JURY TRIAL		36

EXHIBITS TO LOAN AGREEMENT

Exhibit A	Legal Description of Land
Exhibit B	Title Requirements
Exhibit C	Survey Requirements and Form of Survey Certification
Exhibit D	Loan Administration Authorization
Exhibit E	Reserved
Exhibit F	Insurance Requirements
Exhibit G	Financial Reporting
Exhibit H	Post-Closing Addendum

- ii -

INTERIM LOAN AGREEMENT

“Project known as Hill Estates”

THIS INTERIM LOAN AGREEMENT (this “Agreement”) is made as of June 18, 2025, by and between HILL ESTATES NERA, LLC (“Borrower”), a Delaware limited liability company, and KEYBANK NATIONAL ASSOCIATION, a national banking association, its successors and assigns (“Lender”).

RECITALS

A.      Borrower is acquiring the land located in the City of Belmont, County of Middlesex, Commonwealth of Massachusetts, and legally described in Exhibit A attached hereto (collectively, the “Land”), together with the improvements located thereon commonly known as “Hill Estates,” consisting of twenty-eight (28) building(s), containing a total of three hundred ninety-six (396) residential units, four (4) commercial units, parking areas containing five hundred eighty-nine (589) parking spaces, and other improvements (collectively the “Improvements”).

B.      Borrower has applied to Lender for a loan in the amount of SIXTY-SEVEN MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($67,500,000.00) (the “Loan”) to reimburse Borrower for certain acquisition costs of the Project, and Lender is willing to make the Loan on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1
INCORPORATION OF RECITALS AND EXHIBITS

1.1          Incorporation of Recitals.

The foregoing preambles and all other recitals set forth herein are made a part hereof by this reference.

1.2          Incorporation of Exhibits.

Exhibits A through F, to this Agreement, attached hereto are incorporated in this Agreement and expressly made a part hereof by this reference.

ARTICLE 2
DEFINITIONS

2.1          Defined Terms.

The following terms as used herein shall have the following meanings

Adjusted Daily Simple SOFR: The sum of (a) Daily Simple SOFR and (b) the applicable SOFR Index Adjustment; provided that if Adjusted Daily Simple SOFR as so determined would be less than the Benchmark Floor, then Adjusted Daily Simple SOFR shall be deemed to be the Benchmark Floor.

Administrative Authorized Representatives: Each individual identified as an “Administrative Authorized Representative” in the Loan Administration Authorization.

Affiliate: With respect to a specified person or entity, any individual, partnership, corporation, limited liability company, trust, unincorporated organization, association or other entity which, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such person or entity, including, without limitation, any general or limited partnership in which such person or entity is a partner.

Agreement: This Loan Agreement.

Applicable Rate: The interest rate applicable to the Loan in the absence of an Event of Default, as such term is further defined in Section 5.1.1.

Appraisal. An MAI certified appraisal of the Project performed in accordance with FIRREA and Lender’s appraisal requirements by an appraiser selected and retained by Lender.

Assignment of Rents: An assignment of leases and rents made by Borrower in favor of Lender assigning all leases, subleases and other agreements relating to the use and occupancy of all or any portion of the Project, and all present and future leases, rents, issues and profits therefrom.

Bankruptcy Code: Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto, or any other present or future bankruptcy or insolvency statute.

Base Rate: For any day, a fluctuating rate per annum equal to the highest of:

(a)      the rate of interest in effect for such day as established by KeyBank National Association, from time to time, as its “prime rate,” whether or not publicly announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit, plus 0%; or

(b)      the Federal Funds Effective Rate in effect on such day plus .50%.

Any change in the Base Rate due to a change in the prime rate or the Federal Funds Effective Rate, as applicable, shall be effective from and including the effective date of such change in the prime rate or the Federal Funds Effective Rate, respectively.

Benchmark: Initially, Daily Simple SOFR; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement, to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 5.1.5.

Benchmark Floor: Zero percent (0 basis points) per annum.

Benchmark Replacement: With respect to any Benchmark Transition Event for the then-current Benchmark, the sum of: (i) the alternate benchmark rate that has been selected by Lender as the replacement for such Benchmark giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for credit facilities denominated in U.S. Dollars at such time and (ii) the related Benchmark Replacement Adjustment, if any; provided that, if such Benchmark Replacement as so determined would be less than the Benchmark Floor, such Benchmark Replacement will be deemed to be the Benchmark Floor for the purposes of this Agreement and the other Loan Documents.

Benchmark Replacement Adjustment: With respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), if any, that has been selected by Lender giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. Dollar-denominated bilateral credit facilities.

Benchmark Replacement Date: The earlier to occur of the following events with respect to the then-current Benchmark:

(a)      in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof); or

(b)      in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any available tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current available tenors of such Benchmark (or the published component used in the calculation thereof).

Benchmark Transition Event: With respect to the then-current Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:

(a)      a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof);

(b)      a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof); or

(c)      a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that such Benchmark (or such component thereof) is not, or as of a specified future date will not be, representative.

Benchmark Transition Start Date: With respect to any Benchmark, in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication).

Benchmark Unavailability Period: With respect to any then-current Benchmark, the period (if any) (i) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 5.1.5 and (ii) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 5.1.5.

Beneficial Ownership Certification: A certification regarding beneficial ownership required by the Beneficial Ownership Regulation, in such form as Lender may require.

Beneficial Ownership Regulation means 31 C.F.R. §1010.230.

Business Day: (i) any day other than Saturday, Sunday or any other day on which commercial banks in Cleveland, Ohio are authorized or required by law to close and (ii) with respect to any matters relating to SOFR, a SOFR Business Day.

Change in Law: The occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, or issued.

Closing Date or Closing of the Loan: The date of this Agreement.

Collateral Assignment of Management Agreement: An assignment and subordination of management agreement executed by Borrower in favor of the Lender as security for Borrower’s obligations under the Loan granting a first priority lien on Borrower’s interest in the management agreement for the Project.

Conforming Changes: With respect to either the use or administration of Daily Simple SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “SOFR Business Day,” the addition of a concept of “interest period”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, the applicability and length of lookback periods, the applicability of breakage compensation and other technical, administrative or operational matters) that Lender decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Lender in a manner substantially consistent with market practice (or, if Lender decides that adoption of any portion of such market practice is not administratively feasible or if Lender determines that no market practice for the administration of any such rate exists, in such other manner of administration as Lender decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

Control: As such term is used with respect to any person or entity, including the correlative meanings of the terms “controlled by” and “under common control with”, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, a Transfer shall not constitute a change of Control under Section 13.2 if each of Jameson Brown (“J. Brown”) and Harley Brown (“H. Brown”) own, whether individually or through any entities they own, no less than thirty-seven and one-half of one percent (37.5%) interest in NewReal, Inc., a Massachusetts corporation (“NewReal”).

Daily Simple SOFR: For any day (a “SOFR Rate Day”), an interest rate per annum (rounded upward to the next highest 1/16th of 1% if such rate is not a multiple) equal to SOFR for the day (such day, the “SOFR Determination Day”) that is five (5) SOFR Business Days prior to (i) if such SOFR Rate Day is a SOFR Business Day, such SOFR Rate Day, or (ii) if such SOFR Rate Day is not a SOFR Business Day, the SOFR Business Day immediately preceding such SOFR Rate Day, in each case, as and when SOFR for such SOFR Rate Day is published by the SOFR Administrator on the SOFR Administrator’s Website. If by 5:00 pm (New York City time) on the second (2nd) SOFR Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding SOFR Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided, that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

Default or default: Any event, circumstance or condition, which, if it were to continue uncured, would, with notice or lapse of time or both, constitute an Event of Default hereunder.

Default Rate: A rate per annum equal to three percentage points (300 basis points) in excess of the Applicable Rate, but shall not at any time exceed the highest rate permitted by law.

Environmental Indemnity: An environmental indemnity from the Borrower and Guarantor, jointly and severally, indemnifying Lender with regard to all matters related to Hazardous Material and other environmental matters.

Environmental Proceedings: Any environmental proceedings, whether civil (including actions by private parties), criminal, or administrative proceedings, relating to the Project.

Environmental Report: That certain Phase I Environmental Site Assessment dated April 30, 2025, prepared by Nova Group under project number MS25-3213 with respect to the Project.

ERISA: The Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder from time to time.

Event of Default: As such term is defined in Article 19.

Exit Fee: An amount equal to one and one-half percent (1.5%) of the Loan Amount at the time of repayment of the Loan, which shall be paid pursuant to Section 7.3.

FATCA: Sections 1471 through 1474 of the Internal Revenue Code as in effect from time to time, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such sections of the Internal Revenue Code as in effect from time to time.

Federal Funds Effective Rate: For any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day.

FIRREA: The Financial Institutions Reform, Recovery And Enforcement Act of 1989, as amended from time to time.

Governmental Approvals: Collectively, all consents, licenses, and permits and all other authorizations or approvals required from any Governmental Authority for the operation of the Project.

Governmental Authority: Any federal, state, county or municipal government, or political subdivision thereof, any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, or any court, administrative tribunal, or public utility.

Guarantor: New England Realty Associates Limited Partnership, a Massachusetts limited liability company.

Hazardous Material: Means and includes gasoline, petroleum, asbestos containing materials, explosives, radioactive materials or any hazardous or toxic material, substance or waste which is defined by those or similar terms or is regulated as such under any Law of any Governmental Authority having jurisdiction over the Project or any portion thereof or its use, including: (i) any “hazardous substance” defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. § 9601(14) as may be amended from time to time, or any so-called “superfund” or “superlien” Law, including the judicial interpretation thereof; (ii) any “pollutant or contaminant” as defined in 42 U.S.C.A. § 9601(33); (iii) any material now defined as “hazardous waste” pursuant to 40 C.F.R. Part 260; (iv) any petroleum, including crude oil or any fraction thereof; (v) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel; (vi) any “hazardous chemical” as defined pursuant to 29 C.F.R. Part 1910; and (vii) any other toxic substance or contaminant that is subject to any other Law or other past or present requirement of any Governmental Authority. Any reference above to a Law, includes the same as it may be amended from time to time, including the judicial interpretation thereof.

Impound Account: As such term is defined in Section 11.1(e).

Improvements: The improvements referred to in Recital A hereto.

Including or including: Including but not limited to.

Interest Rate Agreement: An Interest Rate Protection Product purchased by Borrower from Lender.

Interest Rate Protection Product: An interest rate hedging product, such as a cap or swap.

Internal Revenue Code: The Internal Revenue Code of 1986, as amended from time to time.

Land: As such term is defined in Recital A.

Laws: Collectively, all federal, state and local laws, statutes, codes, ordinances, orders, rules and regulations, including judicial opinions or precedential authority in the applicable jurisdiction.

Late Charge: As such term is defined in Section 4.6.

Leases: The collective reference to all leases, subleases and occupancy agreements affecting the Project or any part thereof now existing or hereafter executed and all amendments, modifications or supplements thereto approved in writing by Lender.

Lender: As defined in the opening paragraph of this Agreement, and including any successor holder of the Loan from time to time.

Limited Recourse Guaranty Agreement: A limited recourse guaranty agreement executed by the Guarantor with respect to the Loan.

Liquidity: The sum of cash, cash equivalents, and marketable securities (which must be listed on a notable exchange) held by HBC and immediately available with unimpaired value, excluding margined assets, pledged cash, pledged cash equivalents, and pledged marketable securities, and excluding the cash value of life insurance policies, IRA, 401(k), annuity, and other retirement accounts, as well as assets held in trust for third parties.

Loan: As defined in Recital B.

Loan Administration Authorization: The Loan Administration Authorization of even date herewith delivered from Borrower to Lender, which authorization shall be in the form attached hereto as Exhibit D.

Loan Amount: The maximum amount of the Loan as set forth in Section 4.1(a) as reduced by principal payments made from time to time.

Loan Documents: The collective reference to this Agreement, the documents and instruments listed in Section 4.2, and all the other documents and instruments entered into from time to time, evidencing or securing the Loan or any obligation of payment thereof or performance of Borrower’s or Guarantor’s obligations in connection with the transaction contemplated hereunder, each as amended.

Loan to Value Ratio: The ratio of the maximum amount of the Loan to value of the Project, as set forth in an Appraisal of the Project.

Margin: One and one-half percent (150 basis points) per annum.

Material Adverse Change or material adverse change: If, in Lender’s reasonable discretion, the business prospects, operations or financial condition of a person, entity or property has changed in a manner which could impair the value of Lender’s security for the Loan, prevent timely repayment of the Loan or otherwise prevent the applicable person or entity from timely performing any of its material obligations under the Loan Documents.

Maturity Date: December 17, 2025.

Monthly Excess Cash Flow: For any month, the amount by which Gross Revenues exceed the sum of (a) actual cash operating expenses and (b) actual debt service on the Loan.

Monthly Insurance Impound: As such term is defined in Section 11.1(e).

Monthly Tax Impound: As such term is defined in Section 11.1(e).

Mortgage: A mortgage, assignment of leases and rents, security agreement and fixture filing, executed by Borrower for the benefit of Lender securing this Agreement, the Note, and all obligations of Borrower in connection with the Loan, granting a first priority lien on Borrower’s fee interest in the Project, subject only to the Permitted Exceptions.

Net Operating Income: For any period, Gross Revenues less Operating Expenses.

Net Worth: The gross fair market value of the applicable party’s Total Assets less its Total Liabilities (and may be identified on the applicable party’s financial statements as “Shareholder Equity,” “Retained Earnings,” or “Member Equity”).

Note: A promissory note, in the Loan Amount, executed by Borrower and payable to the order of Lender, evidencing the Loan.

OFAC: Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

OFAC Restricted Person: A person with whom Lender is restricted from doing business under regulations of OFAC (including, those persons named on OFAC’s Specially Designated Nationals and Blocked Persons List) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other Law or governmental action.

OFAC Review Process: That certain review process established by Lender to determine if a person or entity is restricted from doing business under (i) the regulations of OFAC, including those Persons named on OFAC’s Specially Designated Nationals and Blocked Persons List, or (ii) any other statute, executive order or other governmental action or list (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism).

Operating Account: A deposit account opened and maintained by Borrower with Lender, to be used for deposits of all Loan proceeds and all income of the Project not otherwise maintained or required to be deposited in a reserve account or other deposit account in accordance with the terms of this Agreement, and used for the payment of all expenses associated with the Project during the life of the Loan not otherwise required by the terms of this Agreement to be paid out of another reserve or deposit account maintained with Lender for the Loan.

Permitted Exceptions: Those matters listed on Schedule B to the Title Policy to which title to the Project may be subject to on the Closing Date and thereafter such other title exceptions as Lender may reasonably approve in writing.

Pro-Forma Projection: A pro forma statement of projected income and expenses of Project.

Project: The collective reference to (i) the Land, together with all buildings, structures and improvements located or to be located thereon, including the Improvements, (ii) all rights, privileges, easements and hereditaments relating or appertaining thereto, and (iii) all personal property, fixtures and equipment required or beneficial for the operation thereof.

Relevant Governmental Body: The Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

Required Permits: Each building permit, environmental permit, utility permit, land use permit, wetland permit and any other permits, approvals or licenses issued by any Governmental authority which are required in connection with the operation of the Project.

SOFR: A rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

SOFR Administrator: The Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

SOFR Administrator’s Website: The website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

SOFR Business Day: Any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

SOFR Determination Day: Has the meaning specified in the definition of “Daily Simple SOFR”.

SOFR Index Adjustment: 0%.

SOFR Rate Day: Has the meaning specified in the definition of “Daily Simple SOFR”.

Soil Report: A soil test report prepared by a licensed engineer satisfactory to Lender indicating to the satisfaction of Lender that the soil and subsurface conditions underlying the Project will support the Improvements.

State: The state in which the Land is located.

Tenant: The tenant under a Lease.

Title Insurer: Chicago Title Insurance Company, or such other title insurance company licensed in the State as may be approved in writing by Lender.

Title Policy: An ALTA Mortgagee’s Loan Title Insurance Policy with extended coverage issued by the Title Insurer insuring the lien of the Mortgage as a valid first, prior and paramount lien upon the Project and all appurtenant easements, and subject to no other exceptions other than the Permitted Exceptions and otherwise satisfying the requirements of Exhibit B attached hereto and made a part hereof.

Total Assets: All assets of the specified party(ies), excluding (a) intangible assets (e.g., goodwill, patents, copyrights, trademarks, noncompete covenants, start-up costs, organizational expenses, and similar intangible items), and (b) all assets owned or held by a specified party in a trust, including, without limitation, any irrevocable trust in which a Guarantor is the trustor, trustee, and/or beneficiary.

Total Liabilities: All liabilities of the specified party(ies), whether now or hereafter existing, voluntary or involuntary, due or not due, absolute or contingent, liquidated or unliquidated, including estimated taxes on asset appreciation and any reserves or offsets against assets, as determined in accordance with past accounting practices consistently applied throughout the period involved.

Transfer: Any sale, transfer, lease (other than a Lease approved by Lender), conveyance, alienation, pledge, assignment, mortgage, encumbrance hypothecation or other disposition of (a) all or any portion of the Project or any portion of any other security for the Loan, (b) all or any portion of the Borrower’s right, title and interest (legal or equitable) in and to the Project or any portion of any other security for the Loan, or (c) any interest in Borrower or any interest in any entity which directly or indirectly holds an interest in, or directly or indirectly controls, Borrower.

Unadjusted Benchmark Replacement: The applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

USA PATRIOT Act: The USA PATRIOT Act (Title III of Pub. L. 107-56), signed into law October 26, 2001.

USA PATRIOT Act Customer Identification Program: That certain customer identification and review process established by Lender pursuant to the requirements of the USA PATRIOT Act to verify the identity of all permitted transferees of interests in Borrower and any assignees of any portion of the Loan.

2.2      Other Definitional Provisions.

All terms defined in this Agreement shall have the same meanings when used in the Note, Mortgage, any other Loan Documents, or any certificate or other document made or delivered pursuant hereto. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement.

ARTICLE 3
BORROWER’S REPRESENTATIONS AND WARRANTIES

3.1          Representations and Warranties.

To induce Lender to execute this Agreement and perform its obligations hereunder, Borrower hereby represents and warrants to Lender as follows:

(a)      Borrower has good and marketable fee simple title to the Project, subject only to the Permitted Exceptions.

(b)      Except as previously disclosed to Lender in writing, no litigation or proceedings are pending, or to the best of Borrower’s knowledge threatened, against Borrower or any Guarantor, which could, if adversely determined, cause a Material Adverse Change with respect to Borrower, any Guarantor or the Project. There are no pending Environmental Proceedings and Borrower has no knowledge of any threatened Environmental Proceedings or any facts or circumstances which may give rise to any future Environmental Proceedings.

(c)      Borrower is a duly organized and validly existing limited liability company and has full power and authority to execute, deliver and perform all Loan Documents to which Borrower is a party, and such execution, delivery and performance have been duly authorized by all requisite action on the part of such Borrower.

(d)      No consent, approval or authorization of or declaration, registration or filing with any Governmental Authority or nongovernmental person or entity, including any creditor, partner, or member of Borrower or any Guarantor, is required in connection with the execution, delivery and performance of this Agreement or any of the Loan Documents other than the recordation of the Mortgage, Assignment of Leases and Rents and the filing of UCC-1 Financing Statements, except for such consents, approvals or authorizations of or declarations or filings with any Governmental Authority or non-governmental person or entity where the failure to so obtain would not have an adverse effect on Borrower or such Guarantor or which have been obtained as of any date on which this representation is made or remade.

(e)      The execution, delivery and performance of this Agreement, the execution and payment of the Note and the granting of the Mortgage and other security interests under the other Loan Documents have not constituted and will not constitute, upon the giving of notice or lapse of time or both, a breach or default under any other agreement to which Borrower or Guarantor is a party or may be bound or affected, or a violation of any law or court order which may affect the Project, any part thereof, any interest therein, or the use thereof.

(f)      There is no default under this Agreement or and of the other Loan Documents, nor any condition which, after notice or the passage of time or both, would constitute a default or an Event of Default under said documents.

(g)      No condemnation of any portion of the Project, (ii) no condemnation or relocation of any roadways abutting the Project materially affecting access to the Project, and (iii) no proceeding to deny access to the Project from any point or planned point of access to the Project, has commenced or, to the best of Borrower’s knowledge, is contemplated by any Governmental Authority.

(h)      No brokerage fees or commissions are payable by or to any person in connection with this Agreement or the Loan to be disbursed hereunder.

(i)      All financial statements and other information previously furnished by Borrower or any Guarantor to Lender in connection with the Loan are true, complete and correct and fairly present the financial conditions of the subjects thereof as of the respective dates thereof and do not fail to state any material fact necessary to make such statements or information not misleading, and no Material Adverse Change with respect to Borrower or any Guarantor has occurred since the respective dates of such statements and information. Neither Borrower nor any Guarantor has any material liability, contingent or otherwise, not disclosed in such financial statements.

(j)      Except as disclosed by Borrower to Lender, (i) the Project is in a clean, safe and healthful condition, and, except for materials used in the ordinary course of maintenance and operation of the Project, is free of all Hazardous Material and is in compliance with all applicable Laws; (ii) neither Borrower nor, to the best knowledge of Borrower, any other person or entity, has ever caused or permitted any Hazardous Material to be placed, held, located or disposed of on, under, at or in a manner to affect the Project, or any part thereof, and the Project has never been used (whether by Borrower or, to the best knowledge of Borrower, by any other person or entity) for any activities involving, directly or indirectly, the use, generation, treatment, storage, transportation, or disposal of any Hazardous Material; (iii) neither the Project nor Borrower is subject to any existing, pending, or, to the best of Borrower’s knowledge, threatened investigation or inquiry by any Governmental Authority, and the Project is not subject to any remedial obligations under any applicable Laws pertaining to health or the environment; and (iv) there are no underground tanks, vessels, or similar facilities for the storage, containment or accumulation of Hazardous Materials of any sort on, under or affecting the Project.

(j)      The Project is taxed separately without regard to any other property and for all purposes the Project may be mortgaged, conveyed and otherwise dealt with as an independent parcel.

(k)      Except for Leases which have been provided to and approved by Lender in writing, Borrower and its agents have not entered into any non-residential Leases, subleases or other arrangements for occupancy of space within the Project. True, correct and complete copies of all non-residential Leases, as amended, have been delivered to Lender. All Leases are in full force and effect. Neither Borrower nor any Tenant is in default under any Lease and Borrower has disclosed to Lender in writing any material default by the tenant under any non-residential Lease.

(l)      The Loan is not being made for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation G, T, U or X issued by the Board of Governors of the Federal Reserve System, and Borrower agrees to execute all instruments necessary to comply with all the requirements of Regulation U of the Federal Reserve System.

(m)      Borrower is not a party in interest to any plan defined or regulated under ERISA, and the assets of Borrower are not “plan assets” of any employee benefit plan covered by ERISA or Section 4975 of the Internal Revenue Code.

(n)      Borrower is not a “foreign person” within the meaning of Section 1445 or 7701 of the Internal Revenue Code.

(o)      Borrower uses no trade name other than its actual name set forth herein. The principal place of business of Borrower is as stated in Article 22.

(p)      Borrower’s place of formation or organization is the State of Delaware.

(q)      All information provided in Borrower’s Beneficial Ownership Certification is true, complete, and correct as of the date thereof.

(r)      All statements set forth in the Recitals are true and correct.

(s)      Neither Borrower, nor any person owning a significant interest in Borrower, is (or will be) an OFAC Restricted Person. Borrower, and each person owning a significant interest in Borrower, is not engaging and shall not engage in dealings or transactions or otherwise be associated with an OFAC Restricted Person.

3.2          Survival of Representations and Warranties.

Borrower agrees that all of the representations and warranties set forth in Section 3.1 and elsewhere in this Agreement are true as of the date hereof, will be true on the Closing Date and, except for matters which have been disclosed by Borrower and approved by Lender in writing, at all times thereafter.

ARTICLE 4
LOAN AND LOAN DOCUMENTS

4.1          Agreement to Borrow and Lend; Lender’s Obligation to Disburse.

Subject to the terms, provisions and conditions of this Agreement and the other Loan Documents, Borrower agrees to borrow from Lender and Lender agrees to lend to Borrower the Loan, for the purposes and subject to all of the terms, provisions and conditions contained in this Agreement. If Lender consists of more than one party, the obligations of each such party with respect to the amount it has agreed to loan to Borrower shall be several (and not joint and several) and shall be limited to its proportionate share of the Loan and of each advance.

(a)      The maximum amount of the Loan shall not exceed Sixty-Seven Million Five Hundred Thousand and 00/100 Dollars ($67,500,000.00.

(b)      To the extent that Lender may have acquiesced in noncompliance with any requirements precedent to the Closing of the Loan or precedent to any subsequent disbursement of Loan proceeds, such acquiescence shall not constitute a waiver by Lender, and Lender may at any time after such acquiescence require Borrower to comply with all such requirements.

(c)      Borrower authorizes Lender to disburse Loan proceeds by crediting the Operating Account; provided, however, that Lender shall not be obligated to use such method. Lender is further authorized, but not obligated, to pay any principal or interest due upon the Note when and as same shall become due by debiting funds on deposit in the Operating Account.

4.2          Loan Documents.

Borrower agrees that it will, on or before the Closing Date, execute and deliver or cause to be executed and delivered to Lender the following documents in form and substance acceptable to Lender:

(a)      The Note.

(b)      The Mortgage.

(c)      The Assignment of Rents.

(d)      The Limited Recourse Guaranty Agreement.

(f)      The Environmental Indemnity.

(g)      A Collateral Assignment of Management Agreement in respect of such Project, together with consents to the assignment from the other parties reasonably specified by Lender.

(h)      A Beneficial Ownership Certification from Borrower.

(i)      Such UCC financing statements as Lender determines are advisable or necessary to perfect or notify third parties of the security interests intended to be created by the Loan Documents.

(i)      Such other documents, instruments or certificates as Lender and its counsel may reasonably require, including such documents as Lender in its sole discretion deems necessary or appropriate to effectuate the terms and conditions of this Agreement and the Loan Documents, and to comply with the laws of the State.

4.3          Term of the Loan.

All principal, interest and other sums due under the Loan Documents shall be due and payable in full on the Maturity Date without relief from valuation and appraisement laws.

4.4          Prepayments.

Borrower shall have the right to make prepayments of the Loan, in whole or in part, without prepayment penalty, upon not less than seven (7) days’ prior written notice to Lender. No prepayment of all or part of the Loan shall be permitted unless same is made together with the payment of all interest accrued on the Loan through the date of prepayment and an amount equal to all Breakage Costs and attorneys’ fees and disbursements incurred by Lender as a result of the prepayment.

4.5.         Required Principal and Interest Payments.

4.5.1.      Monthly Payments of Interest. Commencing on July 10, 2025, and on the tenth (10th) day of every calendar month thereafter during the term of the Loan, Borrower shall pay to Lender all interest accrued and unpaid through the end of the previous month.

4.5.2.      Payment at Maturity. On the Maturity Date, the unpaid principal balance of the Loan, all unpaid accrued interest and all other sums then due and owing pursuant to the Note or the other Loan Documents shall be due and payable in full.

4.6           Late Charge.

Any and all amounts due hereunder or under the other Loan Documents which remain unpaid more than five (5) days after the date said amount was due and payable shall incur a fee (the “Late Charge” of four percent (4%) of said amount, which payment shall be in addition to all of Lender’s other rights and remedies under the Loan Documents, provided that no Late Charge shall apply to the final payment of principal on the Maturity Date.

ARTICLE 5
INTEREST

5.1          Interest Rate.

5.1.1      Applicable Rate. Unless the Default Rate is applicable under the terms of the Loan Documents, and except as otherwise provided in Section 5.1.3, 5.1.4, or 5.1.5, the outstanding principal balance of the Loan will bear interest at Adjusted Daily Simple SOFR plus the Margin (the “Applicable Rate”).

5.1.2      Rates. The Applicable Rate may be determined by reference to a benchmark rate that is, or may in the future become, the subject of regulatory reform or cessation. Lender does not warrant or accept any responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. Lender and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, the any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. Lender may select information sources or services in its reasonable discretion to ascertain the Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to Borrower or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service. Lender will, in keeping with industry practice, continue using its current rounding practices in connection with the Base Rate, Daily Simple SOFR or Adjusted Daily Simple SOFR. In connection with the use or administration of Daily Simple SOFR or Adjusted Daily Simple SOFR, Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Lender will promptly notify Borrower of the effectiveness of any Conforming Changes in connection with the use or administration of Daily Simple SOFR or Adjusted Daily Simple SOFR.

5.1.3      Illegality. If Lender determines that any applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Lender or its applicable lending office to make, maintain, or fund loans whose interest is determined by reference to Daily Simple SOFR or SOFR, or to determine or charge interest rates based upon Daily Simple SOFR or SOFR, then, (i) Lender shall notify Borrower that Lender is no longer able to maintain the Applicable Rate based on Daily Simple SOFR, and (ii) the Applicable Rate shall automatically be converted to the Base Rate upon notice thereof to Borrower. The Base Rate will then be the Applicable Rate until Lender notifies Borrower that the circumstances described herein no longer exist, in which case the Applicable Rate will be converted back to Adjusted Daily Simple SOFR plus the Margin from the date of Lender’s notice that such circumstances no longer exist.

5.1.4      Temporary Inability to Determine Rate. If Lender determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Daily Simple SOFR” cannot be determined pursuant to the definition thereof other than as a result of a Benchmark Transition Event, Lender will promptly so notify Borrower. Upon notice thereof by Lender to Borrower, the Base Rate shall be the Applicable Rate until Lender revokes such notice.

5.1.5      Permanent Inability to Determine Rate; Benchmark Replacement.

5.1.5.1      Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, Lender may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement, in which case the “Applicable Rate” will be the Benchmark Replacement plus the Margin, and such amendment will become effective as of the effective date stated in the amendment. No replacement of the then-current Benchmark with a Benchmark Replacement pursuant to this Section 5.1.5 will occur prior to the applicable Benchmark Transition Start Date. Unless and until a Benchmark Replacement is effective in accordance with this Section 5.1.5.1, the Base Rate will be the Applicable Rate.

5.1.5.2      Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

5.1.5.3      Notices; Standards for Decisions and Determinations. Lender will promptly notify Borrower of the implementation of any Benchmark Replacement and the effectiveness of any Conforming Changes. Any determination, decision or election that may be made by Lender pursuant to this Section 5.1.5, including any determination with respect to a tenor, rate, or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in Lender’s sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 5.1.5.

5.1.5.4      Benchmark Unavailability Period. During any Benchmark Unavailability Period, the Base Rate will be the Applicable Rate until a Benchmark Replacement has replaced the then-current Benchmark pursuant to this Section 5.1.5, in which case the Applicable Rate will be the Benchmark Replacement plus the Margin. Lender shall have no duty to notify Borrower in advance that the Applicable Rate is converting to the Base Rate, except as expressly required pursuant to this Section 5.1.5.

5.1.6      Information as to Rates. The applicable Base Rate, Adjusted Daily Simple SOFR, and Benchmark Replacement shall be determined by Lender, and such determination shall be conclusive absent manifest error.

5.1.7      Default Rate. The Loan shall bear interest at the Default Rate following the occurrence and during the continuation of any Event of Default.

5.1.8      Calculation of Interest. Interest at the Applicable Rate or Default Rate shall be calculated for the actual number of days elapsed on the basis of a 360-day year, including the first date of the applicable period to, but not including, the date of repayment.

5.1.9      Accrual of Interest. Interest shall accrue from the time of disbursement. For any Loan proceeds that are disbursed into escrow (a) to be released to Borrower on the Closing Date, or (b) at Borrower’s request, as all or part of a Draw Request, interest on such funds shall be calculated from the date Lender deposits such funds into escrow, regardless of whether and when Borrower satisfies all conditions for release of such funds from escrow. Lender shall have no obligation to require the escrow agent to deposit escrowed funds in an interest-bearing account

5.2          Interest Rate Agreements.

(a)      Any indebtedness incurred pursuant to an Interest Rate Agreement entered into by Borrower and Lender shall constitute indebtedness evidenced by the Note and secured by the Mortgage and the other Loan Documents to the same extent and effect as if the terms and provisions of such Interest Rate Agreement were set forth herein, whether or not the aggregate of such indebtedness, together with the disbursements made by Lender of the proceeds of the Loan, shall exceed the face amount of the Note.

(b)      Borrower hereby collaterally assigns to Lender for the benefit of Lender any and all Interest Rate Protection Products purchased or to be purchased by Borrower in connection with the Loan, as additional security for the Loan, and agrees to provide Lender with any additional documentation requested by Lender in order to confirm or perfect such security interest during the term of the Loan. If Borrower obtains an Interest Rate Protection Product from a party other than Lender, Borrower shall deliver to Lender such third party’s consent to such collateral assignment. No Interest Rate Protection Product purchased from a third party may be secured by an interest in Borrower or the Project.

ARTICLE 6
RESERVED

ARTICLE 7
LOAN EXPENSE AND ADVANCES

7.1          Loan and Administration Expenses.

Borrower unconditionally agrees to pay all expenses of the Loan, including all amounts payable pursuant to Sections 7.2, 7.3 and 7.4 and any and all other fees owing to Lender pursuant to the Loan Documents or any separate fee agreement, and also including, without limiting the generality of the foregoing, all recording, filing and registration fees and charges, mortgage or documentary taxes, all insurance premiums, title insurance premiums and other charges of the Title Insurer, printing and photocopying expenses, survey fees and charges, cost of certified copies of instruments, cost of premiums on surety company bonds and the Title Policy, charges of the Title Insurer or other escrowee for administering disbursements, all appraisal fees, insurance consultant’s fees, environmental consultant’s fees, travel related expenses and all costs and expenses incurred by Lender in connection with the determination of whether or not Borrower has performed the obligations undertaken by Borrower hereunder or has satisfied any conditions precedent to the obligations of Lender hereunder and, if any default or Event of Default occurs hereunder or under any of the Loan Documents or if the Loan or Note or any portion thereof is not paid in full when and as due, all costs and expenses of Lender (including, without limitation, court costs and counsel’s fees and disbursements and fees and costs of paralegals) incurred in attempting to enforce payment of the Loan and expenses of Lender incurred (including court costs and counsel’s fees and disbursements and fees and costs of paralegals) in attempting to realize, while a default or Event of Default exists, on any security or incurred in connection with the sale or disposition (or preparation for sale or disposition) of any security for the Loan. Borrower agrees to pay all brokerage, finder or similar fees or commissions payable in connection with the transactions contemplated hereby and shall indemnify and hold Lender harmless against all claims, liabilities, costs and expenses (including attorneys’ fees and expenses) incurred in relation to any claim by broker, finder or similar person. Lender shall have the right to obtain from time to time title updates of such Project twice a year or upon an Event of Default. Such Borrower shall cooperate with Lender in this regard and such Borrower shall pay for the title updates.

7.2          Origination Fee. [Intentionally omitted].

7.3          Exit Fee.

(a)      Upon full repayment of the Loan (whether on the Maturity Date, acceleration of the Loan prior to the Maturity Date, or any other date), Borrower shall pay to Lender the Exit Fee, unless (a) the Loan is repaid with a permanent loan from Lender or an Affiliate of Lender, or (b) Lender presents a market competitive proposal for a permanent refinance of the Project, and Borrower chooses an alternative financing source. Lender’s proposal shall not be deemed “market competitive” if it offers (x) materially less proceeds, (y) a higher interest rate or (iii) a materially more onerous guaranty. The Exit Fee will be fully earned upon repayment of the Loan unless one of the events described in (i) or (ii) this Section is applicable. The Exit Fee shall be in addition to any correspondent’s fee, broker’s fee, financing fee, or similar fee charged in connection with the engagement of Lender or its Affiliate for the purpose of refinancing the Project.

(b)      Notwithstanding any provision of this Agreement to the contrary, the Exit Fee shall not be payable upon foreclosure of the Mortgage or any other application by Lender of any collateral or other security to the repayment of all or any portion of the unpaid principal balance of the Loan prior to the Maturity Date.

(c)      Further notwithstanding any provision of this Agreement to the contrary, the Exit Fee shall not be payable with respect to any prepayment occurring as a result of the application of any insurance proceeds or condemnation award in accordance with this Agreement; provided, however, such application of proceeds shall not extend or postpone the due dates of monthly payments due Lender hereunder.

7.4          Lender’s Attorneys’ Fees and Disbursements.

Borrower agrees to pay Lender’s attorney fees and disbursements incurred in connection with this Loan, including (i) the preparation of this Agreement, any intercreditor agreements and the other Loan Documents and the preparation of the closing binders, (ii) the disbursement, syndication, amendment, and administration of the Loan and (iii) the enforcement of the terms of this Agreement and the other Loan Documents.

7.5           Time of Payment of Fees and Expenses.

Borrower shall pay all expenses and fees incurred as of the Closing Date for the Loan (unless sooner required herein). At the time of the Closing Date, Lender may pay from the proceeds of the disbursement of the Loan all expenses of the Loan (unless sooner required herein).

7.6          Expenses and Advances Secured by Loan Documents.

Any and all advances or payments made by Lender under this Article 7 from time to time, and any amounts expended by Lender pursuant to Section 20.1(a), shall, as and when advanced or incurred, constitute additional indebtedness evidenced by the Note and secured by the Mortgage and the other Loan Documents.

7.7          Right of Lender to Make Advances to Cure Borrower’s Defaults.

In the event that Borrower fails to perform any of Borrower’s covenants, agreements or obligations contained in this Agreement or any of the other Loan Documents (after the expiration of applicable grace periods, except in the event of an emergency or other exigent circumstances), Lender may (but shall not be required to) perform any of such covenants, agreements and obligations, and any amounts expended by Lender in so doing and shall constitute additional indebtedness evidenced by the Note and secured by the Mortgage and the other Loan Documents and shall bear interest at the Default Rate.

ARTICLE 8
REQUIREMENTS PRECEDENT
TO THE CLOSING OF THE LOAN

8.1          Conditions Precedent.

Borrower agrees that Lender’s obligation to open the Loan and thereafter to make further disbursements of proceeds thereof is conditioned upon Borrower’s delivery, performance and satisfaction of the following conditions precedent in form and substance satisfactory to Lender in its reasonable discretion:

(a)      Equity: Borrower shall have provided evidence reasonably satisfactory to Lender that Borrower’s cash equity invested in the Project is not less than the difference between the total acquisition cost of the Project the Loan Amount; provided, however, in no event shall Borrower’s cash equity in the Project be less than sixty-one percent (61%) of the acquisition costs (including the purchase price) for the Borrower to acquire the Project.

(b)      [Intentionally deleted].

(c)      Operating Account: Borrower shall have opened the Operating Account.

(d)      SNDA: [Intentionally deleted];

(e)      Title and Other Documents: Borrower shall have furnished to Lender the Title Policy together with legible copies of all title exception documents cited in the Title Policy and all other legal documents affecting the Project or the use thereof;

(f)      Survey: Borrower shall have provided to Lender an ALTA/NSPS Land Title Survey of the Project. The survey shall be dated no earlier than ninety (90) days prior to the Closing Date, shall be made in accordance with the parameters set forth on Exhibit C, including a certification of the surveyor in the form requested by Exhibit C, and shall be in a form sufficient to allow the Title Insurer to issue the Title Policy in accordance with the requirements of Exhibit C;

(g)      Insurance Policies: Borrower shall have furnished to Lender not less than ten (10) days prior to the date of this Agreement policies or binders evidencing that insurance coverages are in effect with respect to the Project and Borrower, in accordance with the Insurance Requirements attached hereto as Exhibit F, for which the premiums have been fully prepaid with endorsements satisfactory to Lender.

(h)      No Litigation: Borrower shall have furnished evidence that no litigation or proceedings shall be pending or threatened which could or might cause a Material Adverse Change with respect to Borrower, any Guarantor or the Project;

(i)      Utilities: [Intentionally deleted].

(j)      Attorney Opinions: Borrower shall have furnished to Lender an opinion from counsel for Borrower and Guarantor covering due authorization, execution and delivery and enforceability of the Loan Documents and also containing such other legal opinions as Lender shall reasonably require;

(k)      Appraisal: Prior to the Closing of the Loan, Lender shall have obtained at Borrower's cost) an Appraisal of the Project demonstrating a Loan To Value Ratio of not less than thirty-nine percent (39%), which Appraisal shall be satisfactory to Lender in all respects;

(1)     Searches: Lender shall have obtained current bankruptcy, federal tax lien and judgment searches, and searches of all Uniform Commercial Code financing statements filed in such jurisdictions as requested by Lender, demonstrating the absence of adverse claims or filings against Guarantor, which searches shall be dated not more than sixty (60) days prior to the Closing Date;

(m)    Financial Statements: Borrower shall have furnished to Lender current annual financial statements of Borrower, the Guarantor and such other persons or entities connected with the Loan as Lender may request, each in form and substance and certified by such individual as acceptable to Lender. Borrower and the Guarantor shall provide such other additional financial information Lender reasonably requires;

(n)     Pro Forma Projection: [Intentionally deleted].

(o)     Management Agreements: Borrower shall have delivered to Lender executed copies of any leasing, management and development agreements entered into by Borrower in connection with the operation of the Project;

(p)      Flood Hazard: Lender has received evidence that the Project is not located in an area designated by the Secretary of Housing and Urban Development as a special flood hazard area, or flood hazard insurance acceptable to Lender in its sole discretion;

(q)      Zoning: If the Title Policy does not include a zoning endorsement, Borrower shall have furnished to Lender a legal opinion, zoning letter or other satisfactory evidence as to compliance of the Project with zoning and similar laws;

(r)      Organizational Documents: Borrower shall have furnished to Lender proof satisfactory to Lender of authority, formation, organization and good standing in the State of its incorporation or formation and, if applicable, qualification as a foreign entity in good standing in the state of its incorporation or formation, of all corporate, partnership, trust and limited liability company entities (including Borrower and each Guarantor) executing any Loan Documents, whether in their own name or on behalf of another entity. Borrower shall also provide certified resolutions in form and content satisfactory to Lender, authorizing execution, delivery and performance of the Loan Documents, and such other documentation as Lender may reasonably require to evidence the authority of the persons executing the Loan Documents;

(s)     No Default: There shall be no uncured Default or Event of Default by Borrower hereunder.;

(t)      Easements: Borrower shall have furnished Lender all easements reasonably required for the maintenance or operation of the Project and such easements shall be insured by the Title Policy; and

(u)      Additional Documents: Borrower shall have furnished to Lender such other materials, documents, papers or requirements regarding the Project, Borrower and any Guarantor as Lender shall reasonably request.

(v)      Debt Service Coverage Ratio: [Intentionally omitted].

(w)      Property Condition Report: Lender shall have received a property condition report for the Project, which report shall be satisfactory to Lender within it sole discretion.

ARTICLE 9
[RESERVED]

ARTICLE 10
[RESERVED]

ARTICLE 11

OTHER COVENANTS

11.1      Borrower further covenants and agrees as follows:

(a)      Mechanics’ Liens and Contest Thereof. Borrower will not suffer or permit any mechanics’ lien claims to be filed or otherwise asserted against the Project and will promptly discharge the same in case of the filing of any claims for lien or proceedings for the enforcement thereof, provided, however, that Borrower shall have the right to contest in good faith and with reasonable diligence the validity of any such lien or claim provided that Borrower posts a statutory lien bond which removes such lien from title to the Project within thirty (30) days of written notice by Lender to Borrower of the existence of the lien).

(b)      Settlement of Mechanics’ Lien Claims. If Borrower shall fail promptly either (i) to discharge any such lien, or (ii) post a statutory lien bond in the manner provided in Section 15.1(e)  Lender may, at its election (but shall not be required to), procure the release and discharge of any such claim and any judgment or decree thereon and, further, may in its sole discretion effect any settlement or compromise of the same, or may furnish such security or indemnity to the Title Insurer, and any amounts so expended by Lender, including premiums paid or security furnished in connection with the issuance of any surety company bonds, shall be deemed to constitute disbursement of the proceeds of the Loan hereunder. In settling, compromising or discharging any claims for lien, Lender shall not be required to inquire into the validity or amount of any such claim.

(c)      Renewal of Insurance. Borrower shall cause insurance policies to be maintained in compliance with Exhibit F at all times. Borrower shall timely pay all premiums on all insurance policies required hereunder, and as and when additional insurance is required, from time to time, and as and when any policies of insurance may expire, furnish to Lender, premiums prepaid, additional and renewal insurance policies with companies, coverage and in amounts satisfactory to Lender in accordance with Section 8.1(g).

(d)      Payment of Taxes. Borrower shall pay all real estate taxes and assessments and charges of every kind upon the Project before the same become delinquent, provided, however, that Borrower shall have the right to pay such tax under protest or to otherwise contest any such tax or assessment, but only if (i) such contest has the effect of preventing the collection of such taxes so contested and also of preventing the sale or forfeiture of the Project or any part thereof or any interest therein, (ii) Borrower has notified Lender of Borrower’s intent to contest such taxes, and (iii) Borrower has deposited security in form and amount satisfactory to Lender, in its sole discretion, and has increased the amount of such security so deposited promptly after Lender’s reasonable request therefor. If Borrower fails to commence such contest or, having commenced to contest the same, and having deposited such security required by Lender for its full amount, shall thereafter fail to prosecute such contest in good faith or with due diligence, or, upon adverse conclusion of any such contest, shall fail to pay such tax, assessment or charge, Lender may, at its election (but shall not be required to), pay and discharge any such tax, assessment or charge, and any interest or penalty thereon, and any amounts so expended by Lender shall be deemed to constitute disbursements of the Loan proceeds hereunder (even if the total amount of disbursements would exceed the face amount of the Note). Borrower shall furnish to Lender evidence that taxes are paid at least five (5) days prior to the last date for payment of such taxes and before imposition of any penalty or accrual of interest.

(e)      Tax and Insurance Escrow Accounts.

Upon Lender’s written demand following the earlier of (i) the occurrence of any Event of Default, (ii) the occurrence of a delinquency in the payment of real estate taxes, assessments, or insurance premiums (including flood insurance premiums, if applicable) with respect to the Project, or (iii) Borrower’s failure to maintain any insurance policy required by this Agreement (each an “Impound Event”), and for as long thereafter as Lender may require, Borrower shall establish and maintain at all times during the life of the Loan, an impound account (the “Impound Account”) with Lender for payment of real estate taxes and assessments and insurance premiums (including flood insurance premiums, if applicable) on the Project and as additional security for the Loan.

(i)      Borrower shall deposit in the Impound Account an amount determined by Lender to be sufficient (when added to the monthly deposits described herein) to pay the next due installment of real estate taxes and assessments on the Project at least one (1) month prior to the due date or the delinquency date thereof (as Lender shall determine) and the next due annual insurance premiums (including flood insurance premiums) with respect to the Project at least one (1) month prior to the due date thereof. Commencing on the date of the first monthly payment due under the Note and continuing on same day of each calendar month thereafter up to and including the Maturity Date, Borrower shall pay to Lender, concurrently with the required monthly payment due under the Note, deposits in an amount equal to one-twelfth (1/12) of the amount of the annual taxes that will next become due and payable on the Project (the “Monthly Tax Impound”), plus one-twelfth (1/12) of the amount of the annual insurance premiums that will next become due and payable on insurance policies Borrower is required to maintain hereunder (the “Monthly Insurance Impound”), plus one-twelfth (1/12 of the amount of the annual flood insurance premium that will next become due and payable on flood insurance policies that Borrower is required to maintain hereunder (the “Monthly Flood Insurance Impound”), each as estimated and determined by Lender. The Monthly Tax Impound, Monthly Insurance Impound, Monthly Flood Insurance Impound, and the payments of interest or principal or both, payable pursuant to the Note, shall be added together and shall be paid as an aggregate sum by Borrower to Lender.

(ii)      If Lender at any time determines that the Monthly Tax Impound, Monthly Insurance Impound, or Monthly Flood Insurance Impound is insufficient, Lender may, in its discretion, adjust the required monthly payments of such amounts, and Borrower shall be obligated to pay the increased amounts for the Monthly Tax Impound, Monthly Insurance Impound, or Monthly Flood Insurance Impound, commencing with the next monthly payment date under the Note. So long as no Default or Event of Default has occurred and is continuing, all sums in the Impound Account shall be used to pay taxes and insurance premiums (including flood insurance premiums) before the same become delinquent.

(iii)      Borrower shall be responsible for ensuring the receipt by Lender, at least thirty (30) days prior to the respective due date or the delinquency date for payment thereof (as Lender shall determine), of all bills, invoices, and statements for all taxes and insurance premiums to be paid from the Impound Account, and so long as no Event of Default has occurred and is continuing, Lender shall pay the Governmental Authority or other party entitled thereto directly, to the extent funds are available for such purpose in the Impound Account. In making any payment from the Impound Account, Lender shall be entitled to rely on any bill, statement, or estimate procured from the appropriate public office or insurance company or agent without any inquiry into the accuracy of such bill, statement, or estimate and without any inquiry into the accuracy, validity, enforceability, or contestability of any tax, assessment, valuation, sale, forfeiture, tax lien or title or claim thereof.

(iv)      Lender shall pay no interest on funds contained in the Impound Account to Borrower, and any interest or other earnings on funds deposited in the Impound Account shall be solely for the account of Lender.

(v)      If the total funds in the Impound Account at any time exceed the amount of payments actually applied by Lender for the purposes of the Impound Account, such excess may be credited by Lender on subsequent payments to be made hereunder or, at the option of Lender, refunded to Borrower. In allocating such excess, Lender may deal with the person shown on the records of Lender to be the owner of the Project. If, however, the Impound Account does not contain sufficient funds to pay the sums required when the same become due and payable, Borrower shall, within ten (10) days after receipt of written notice thereof, deposit with Lender the full amount of any such deficiency. Failure to make such deficiency deposit when due shall constitute an immediate Event of Default. The Impound Account shall not constitute a trust fund and may be commingled with other monies held by Lender.

(f)      Personal Property. All of Borrower’s personal property, fixtures, attachments and equipment delivered upon, attached to or used in connection with the operation of the Project shall always be located at the Project and shall be kept free and clear of all liens, encumbrances and security interests.

(g)      Leasing Restrictions. Without the prior written consent of Lender, Borrower and Borrower’s agents shall not (i) enter into any additional non-residential Leases, (ii) modify, amend or terminate any non-residential Lease, or (iii) accept any rental payment in advance of its due date. Borrower shall provide Lender with a copy of all non-residential Leases no less than ten (10) days prior to execution of such Leases. Borrower shall provide Lender with a copy of the fully executed original of all non-residential Leases promptly following their execution. Borrower will not enter into any residential Leases for a term of more than one year and all such residential Leases shall be on a form approved by Lender without material modification. At Lender’s request, Borrower shall cause Tenants to execute Subordination, Non-Disturbance and Attornment Agreements reasonable satisfactory to Lender. Lender reserves the right to subordinate the Mortgage to any Lease.

(h)      Defaults Under Leases. Borrower will not suffer or permit any breach or default to occur in any of Borrower’s obligations under any of the Leases nor suffer or permit the same to terminate by reason of any failure of Borrower to meet any requirement of any Lease including those with respect to any time limitation within which any of Borrower’s work is to be done or the space is to be available for occupancy by the lessee. Borrower shall notify Lender promptly in writing in the event a non-residential Tenant commits a material default under a Lease.

(i)      Lender’s Attorneys’ Fees for Enforcement of Agreement. In case of any default or Event of Default hereunder, Borrower (in addition to Lender’s attorneys’ fees, if any, to be paid pursuant to Section 7.3) will pay Lender’s attorneys’ and paralegal fees (including, without limitation, any attorney and paralegal fees and costs incurred in connection with any litigation or bankruptcy or administrative hearing and any appeals therefrom and any post-judgment enforcement action including, without limitation, supplementary proceedings) in connection with the enforcement of this Agreement; without limiting the generality of the foregoing, if at any time or times hereafter Lender employs counsel (whether or not any suit has been or shall be filed and whether or not other legal proceedings have been or shall be instituted) for advice or other representation with respect to the Project, this Agreement, or any of the other Loan Documents, or to protect, collect, lease, sell, take possession of, or liquidate any of the Project, or to attempt to enforce any security interest or lien in any portion of the Project, or to enforce any rights of Lender or Borrower’s obligations hereunder, then in any of such events all of the attorneys’ fees arising from such services, and any expenses, costs and charges relating thereto (including fees and costs of paralegals), shall constitute an additional liability owing by Borrower to Lender, payable on demand.

(j)      Appraisals. Lender shall have the right to obtain a new or updated Appraisal of the Project and Borrower shall cooperate with Lender in connection therewith, for the following reasons: (i) to comply with any applicable law or regulatory requirement or bank policy promulgated to comply therewith, (ii) if an Event of Default has occurred and is continuing. Borrower shall pay for any such Appraisal upon Lender's request.

(k)      Furnishing Information. [Intentionally omitted].

(l)      Sign and Publicity. [Intentionally omitted].

(m)      Lost Note. Upon Lender’s furnishing to Borrower an affidavit to such effect, Borrower shall, if the Note is mutilated, destroyed, lost or stolen, deliver to Lender, in substitution therefor, a new note containing the same terms and conditions as the Note.

(n)      Indemnification. Borrower shall indemnify Lender, including each party owning an interest in the Loan and their respective officers, directors, employees and consultants (each, an “Indemnified Party”) and defend and hold each Indemnified Party harmless from and against all claims, injury, damage, loss and liability, cost and expense (including attorneys’ fees, costs and expenses) of any and every kind to any persons or property by reason of (i) the operation or maintenance of the Project; (ii) any breach of representation or warranty, default or Event of Default under this Agreement or any other Loan Document; or (iii) any other matter arising in connection with the Loan, Borrower, Guarantor or the Project. No Indemnified Party shall be entitled to be indemnified against its own gross negligence or willful misconduct. The foregoing indemnification shall survive repayment of the Loan and shall continue to benefit Lender following any assignment of the Loan with respect to matters arising or accruing prior to such assignment.

(o)      No Additional Debt. Except for the Loan, Borrower shall neither incur nor guarantee any indebtedness (whether personal or nonrecourse, secured or unsecured) other than customary trade payables paid within sixty (60) days after they are incurred.

(p)      Compliance With Laws. Borrower shall comply with all applicable requirements (including applicable Laws) of any Governmental Authority having jurisdiction over Borrower or the Project.

(q)      Organizational Documents. Borrower shall not, without the prior written consent of Lender, permit or suffer (i) a material amendment or modification of its organizational documents, (ii) the admission of any new member, partner or shareholder, or (iii) any dissolution or termination of its existence.

(r)      Furnishing Reports. Upon Lender’s request, Borrower shall provide Lender with copies of all inspections, reports, test results and other information received by any Borrower, which in any way relate to the Project or any part thereof.

(s)      Management Contracts. Borrower shall not enter into, materially modify or amend, terminate or cancel any management contracts for the Project, without the prior written approval of Lender.

(t)      Furnishing Notices. Borrower shall provide Lender with copies of all material notices pertaining to the Project received by Borrower from any Governmental Authority or insurance company within seven (7) days after such notice is received.

(u)      Alterations. Without the prior written consent of Lender, Borrower shall not make any material alterations to the Project.

(v)      Cash Distributions. Borrower shall not make any distributions to partners, members or shareholders, provided that Borrower may so distribute Monthly Excess Cash Flow not needed to pay operating expenses or amount payable under the Loan Documents so long as such distribution does not cause a Default or an Event of Default hereunder.

(w)      Know Your Customer Requirements. Borrower and each person owning a significant interest in Borrower shall not engage in dealings or transactions or otherwise be associated with an OFAC Restricted Person. Borrower shall provide Lender with any additional information that Lender determines necessary from time to time to ensure compliance with Lender’s USA PATRIOT Act Customer Identification Program, due diligence pursuits, and the OFAC Review Process, the Beneficial Ownership Regulation, or any other applicable Laws requiring Lender to collect customer identification materials, including home addresses, telephone numbers, birthdates, social security and other tax identification numbers, and similar information. Borrower shall notify Lender promptly of any change in the information provided in Borrower’s most recent Beneficial Ownership Certification delivered to Lender in connection with the Loan which is in violation of the current regulations of OFAC.

(x)      Authorized Representatives; Administrative Authorized Representatives.

(i)      Authorized Representatives. Each Authorized Representative shall have the power, in his or her discretion, individually and without the consent of any other Authorized Representative or any other individual, to give and receive all notices, monies, approvals, and other documents and instruments for, and to take action on behalf of, Borrower, including, without limitation, the execution of any Exhibits attached hereto requiring Borrower’s signature. All actions by an Authorized Representative shall be final and binding on Borrower. Lender may rely on the authority given to the Authorized Representatives until actual receipt by Lender of a duly authorized resolution substituting any Authorized Representative.

(ii)      Administrative Authorized Representatives. Each Administrative Authorized Representative shall have the power, in his or her discretion, individually and without the consent of any other Administrative Authorized Representative, Authorized Representative, or any other individual to provide verbal confirmation of any of the “Administrative Actions” specified in the Loan Administration Authorization. All verbal confirmations provided by an Administrative Authorized Representative pursuant to the Loan Administration Authorization shall be final and binding on Borrower.

(y)      Operating Account. Borrower shall maintain the Operating Account with Lender during the life of the Loan, and shall deposit all income associated with the Project into such account.

(z)      Estoppels. Within sixty (60) days of the Closing Date, Borrower shall provide tenant estoppel certificates to Lender, which certificates shall be in form and substance acceptable to Lender in its reasonable discretion, from each of (i) Omnipoint Holdings, Inc., (ii) Smart Software, Inc., and (iii) Jon Son Financial & Jon-Son Tax.

(aa)    Financial Reporting. Borrower shall provide to Lender, or cause to be provided to Lender, within the time periods specified for each item, the financial information of Borrower and Guarantor described on Exhibit G, when due. Each financial statement shall be certified as true, complete, and correct by its preparer and by Borrower and Guarantor to whom it relates.

(bb)   Compliance with Recommendations of Environmental Report. Borrower shall complete the radon testing as more particularly described on Exhibit H.

ARTICLE 12

CASUALTIES AND CONDEMNATION

12.1        Lender’s Election to Apply Proceeds on Indebtedness.

(a)      Subject to the provisions of Section 16.1(b) below, Lender may elect to collect, retain and apply upon the indebtedness of Borrower under this Agreement or any of the other Loan Documents all proceeds of insurance or condemnation (individually and collectively referred to as “Proceeds”) after deduction of all expenses of collection and settlement, including attorneys’ and adjusters’ fees and charges. Any proceeds remaining after repayment of the indebtedness under the Loan Documents shall be paid by Lender to Borrower.

(b)      Notwithstanding anything in Section 16.1(a) to the contrary, in the event of any casualty to the Improvements or any condemnation of part of the Project, Lender agrees to make available the Proceeds to restoration of the Improvements if (i) no Event of Default has occurred which remains outstanding, (ii) all Proceeds are deposited with Lender, (iii) in Lender’s reasonable judgment, the amount of Proceeds available for restoration of the Improvements is sufficient to pay the full and complete costs of such restoration, (iv) no material non-residential Leases in effect at the time of such casualty or condemnation are or will be terminated, (v) if the cost of restoration exceeds ten percent (10%) of the Loan Amount, in Lender’s sole determination after completion of restoration the Loan Amount will not exceed 39% of the fair market value of the Project, (vi) in Lender’s reasonable determination, the Project can be restored to an architecturally and economically viable project in compliance with applicable Laws, (vii) each Guarantor reaffirms the Limited Recourse Guaranty Agreement in writing, and (viii) in Lender’s reasonable determination, such restoration is likely to be completed no later than three (3) months prior to the Maturity Date.

12.2        Borrower’s Obligation to Rebuild and Use of Proceeds Therefor.

In case Lender does not elect to apply or does not have the right to apply the Proceeds to the indebtedness, as provided in Section 16.1 above, Borrower shall:

(a)      Proceed with diligence to make settlement with insurers or the appropriate Governmental Authorities and cause the Proceeds to be deposited with Lender;

(b)      In the event of any delay in making settlement with insurers or the appropriate Governmental Authorities or effecting collection of the Proceeds, deposit with Lender the full amount required to complete construction as aforesaid;

(c)      In the event the Proceeds and the available proceeds of the Loan are insufficient to assure the Lender that the Loan will be In Balance, promptly deposit with Lender any amount necessary to place the Loan In Balance; and

(d)      Promptly proceed with the assumption of construction of the Improvements, including the repair of all damage resulting from such fire, condemnation or other cause and restoration to its former condition.

Any request by Borrower for a disbursement by Lender of Proceeds and funds deposited by Borrower shall be treated by Lender as if such request were for an advance of the Loan hereunder, and the disbursement thereof shall be conditioned upon Borrower’s compliance with and satisfaction of the same conditions precedent as would be applicable under this Agreement for an advance of the Loan.

ARTICLE 13
ASSIGNMENTS BY LENDER AND BORROWER

13.1        Assignments and Participations.

Lender may from time to time sell the Loan and the Loan Documents (or any interest therein) and may grant participations in the Loan. Borrower agrees to cooperate with Lender’s efforts to do any of the foregoing and to execute all documents reasonably required by Lender in connection therewith which do not materially adversely affect Borrower’s rights under the Loan Documents.

13.2        Prohibition of Assignments and Transfers by Borrower.

(a)      Borrower shall not assign or attempt to assign its rights under this Agreement and any purported assignment shall be void. Without the prior written consent of Lender, in Lender’s sole discretion, Borrower shall not suffer or permit (a) any change in the management (whether direct or indirect) of the Project or of Borrower, or (b) any Transfer. Notwithstanding anything in this Agreement to the contrary, so long as there is no Default or Event of Default under the Loan Documents, (i) Borrower shall be permitted to Transfer (such Transfer, a “Permitted Transfer”), without the prior written consent of Lender, direct or indirect ownership interests of any Borrower provided such Transfers do not result in a change in Control, and (ii) changes in the managers of Borrower, and changes in the direct or indirect members of Borrower, shall be permitted without the prior written consent of Lender (such a change, a “Management Change”), but for any Permitted Transfer or Management Change, Borrower shall provide Lender with thirty (30) days written notice of such Transfer prior to such Transfer; provided, however, that transfers of any Class A or Class B limited partnership interests of New England Realty Associates Limited Partnership which are traded on a public exchange shall not constitute a Transfer for purposes of this Section 13.2 (i.e., no notice nor consent shall be required). In connection with any proposed Permitted Transfer or Management Change, Borrower shall have satisfied each of the Transfer Conditions (as defined below).

(b)      In connection with any Permitted Transfer or a Management Change, the following conditions shall be satisfied (collectively, the “Transfer Conditions”):

i.      The Transfer shall not result in a change of the management or Control of Borrower and each of J. Brown and H. Brown own, directly or indirectly through any entities they own, no less than thirty-seven and one-half of one percent (37.5%) of the ownership interests of NewReal. Notwithstanding anything to the contrary herein, during the term of the Loan, in no event shall H. Brown own a greater percentage of ownership than J. Brown in either of the Borrower or NewReal;

ii.      Borrower shall provide all documentation reasonably requested by Lender to evidence the Transfer;

iii.     Borrower shall provide all information required by Lender for Lender’s USA PATRIOT Act Customer Identification Program, the OFAC Review Process, compliance with the Beneficial Ownership Regulation, and any other regulatory requirements applicable to Lender, if any;

iv.     The proposed transferee is not an OFAC Restricted Person;

v.      Borrower shall provide Lender a new Beneficial Ownership Certification if required pursuant to the OFAC Review Process;

vi.     The Transfer shall not result in a violation of Section 13.3;

vii.    Lender shall have received all information reasonably required by Lender to make the determination that all of the Transfer Conditions have been satisfied; and;

viii.    Borrower shall have paid to Lender all of Lender’s legal expenses incurred in connection with such Transfer and determining whether the Transfer Conditions have been satisfied, including, without limitation, reviewing all proposed Transfer documents and preparing, negotiating, and executing any documents required by Lender in connection therewith.

(c)	Notwithstanding the above, so long as (a) the Transfer does not cause a change of Control and (b) J. Brown maintains the same right and ability to Control Borrower as existed prior to the Transfer, Lender shall consent to Transfers of direct or indirect ownership interests in Borrower or Guarantor to:

i.	immediate family members of such transferor, each of whom must have obtained the legal age of majority;

ii.	United States domiciled trusts established for the benefit of the transferor or immediate family members of the transferor; or

iii.	partnerships or limited liability companies of which the partners or members, respectively, are comprised entirely of (i) such transferor and immediate family members (each of whom must have obtained the legal age of majority) of such transferor, (ii) immediate family members (each of whom must have obtained the legal age of majority) of such transferor, or (iii) United States domiciled trusts established for the benefit of the transferor or immediate family members of the transferor.

13.3        Prohibition of Transfers in Violation of ERISA.

In addition to the prohibitions set forth in Section 13.2 above, Borrower shall not assign, sell, pledge, encumber, transfer, hypothecate or otherwise dispose of its interest or rights in this Agreement or in the Project, or attempt to do any of the foregoing or suffer any of the foregoing, nor shall any party owning a direct or indirect interest in Borrower assign, sell, pledge, mortgage, encumber, transfer, hypothecate or otherwise dispose of any of its rights or interest (direct or indirect) in Borrower, attempt to do any of the foregoing or suffer any of the foregoing, if such action would cause the Loan, or the exercise of any of Lender’s rights in connection therewith, to constitute a prohibited transaction under ERISA or the Internal Revenue Code or otherwise result in Lender being deemed in violation of any applicable provision of ERISA. Borrower agrees to indemnify and hold Lender free and harmless from and against all losses, costs (including attorneys’ fees and expenses), taxes, damages (including consequential damages) and expenses Lender may suffer by reason of the investigation, defense and settlement of claims and in obtaining any prohibited transaction exemption under ERISA necessary or desirable in Lender’s sole judgment or by reason of a breach of the foregoing prohibitions. The foregoing indemnification shall be a recourse obligation of Borrower and shall survive repayment of the Note, notwithstanding any limitations on recourse contained herein or in any of the Loan Documents.

13.4        Successors and Assigns.

Subject to the foregoing restrictions on transfer and assignment contained in this Article 17, this Agreement shall inure to the benefit of and shall be binding on the parties hereto and their respective successors and permitted assigns.

ARTICLE 14
TIME OF THE ESSENCE

14.1      Time is of the Essence. Borrower agrees that time is of the essence under this Agreement.

ARTICLE 15
EVENTS OF DEFAULT

The occurrence of any one or more of the following shall constitute an “Event of Default” as said term is used herein:

(a)      Failure of Borrower (i) (A) to make any principal payment when due, (B) to pay any interest within five (5) days after the date when due or (C) to observe or perform any of the other covenants or conditions by Borrower to be performed under the terms of this Agreement or any other Loan Document concerning the payment of money, for a period of ten (10) days after written notice from Lender that the same is due and payable; or (ii) for a period of thirty (30) days after written notice from Lender, to observe or perform any non-monetary covenant or condition contained in this Agreement or any other Loan Documents; provided that if any such failure concerning a non-monetary covenant or condition is susceptible to cure and cannot reasonably be cured within said thirty (30) day period, then Borrower shall have an additional sixty (60) day period to cure such failure and no Event of Default shall be deemed to exist hereunder so long as (Y) Borrower commences such cure within the initial thirty (30) day period and diligently and in good faith pursues such cure to completion within such resulting ninety (90) day period from the date of Lender’s notice, and (Z) the existence of such default will not result in any non-residential Tenant having the right to terminate its Lease due to such default; and provided further that if a different notice or grace period is specified under any other subsection of this Section 19.1 with respect to a particular breach, or if another subsection of this Section 19.1 applies to a particular breach and does not expressly provide for a notice or grace period the specific provision shall control.

(b)      [Intentionally omitted].

(c)      [Intentionally omitted].

(d)      [Intentionally omitted].

(e)      Any Transfer or other event in violation of Sections 13.2 or 13.3.

(f)      Any material default by Borrower, as lessor, under the terms of any non-residential Lease following the expiration of any applicable notice and cure period, provided that if the Lease does not provide a notice and cure period, then the notice and cure period provided in (a)(i) above will apply to any such monetary default, and the notice and cure period provided in (a)(ii) will apply to any such non-monetary default (which respective periods shall commence upon written notice of default from Lender or the applicable Tenant, whichever occurs first).

(g)      If any material warranty, representation, statement, report or certificate made now or hereafter by Borrower or any Guarantor is untrue or incorrect at the time made or delivered, provided that if such breach is reasonably susceptible of cure, then no Event of Default shall exist so long as Borrower cures said breach (i) within the notice and cure period provided in (a)(i) above for a breach that can be cured by the payment of money or (ii) within the notice and cure period provided in (a)(ii) above for any other breach.

(h)      Borrower or any Guarantor shall commence a voluntary case concerning Borrower or such Guarantor under the Bankruptcy Code; or an involuntary proceeding is commenced against Borrower or any Guarantor under the Bankruptcy Code and relief is ordered against Borrower or such Guarantor, or the petition is controverted but not dismissed or stayed within sixty (60) days after the commencement of the case, or a custodian (as defined in the Bankruptcy Code) is appointed for or takes charge of all or substantially all of the property of Borrower or any Guarantor; or the Borrower or any Guarantor commences any other proceedings under any reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar Law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any Guarantor; or there is commenced against Borrower or any Guarantor any such proceeding which remains undismissed or unstayed for a period of sixty (60) days; or the Borrower or any Guarantor fails to controvert in a timely manner any such case under the Bankruptcy Code or any such proceeding, or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any Guarantor by any act or failure to act indicates its consent to, approval of, or acquiescence in any such case or proceeding or the appointment of any custodian or the like of or for it for any substantial part of its property or suffers any such appointment to continue undischarged or unstayed for a period of sixty (60) days.

(i)      Borrower or any Guarantor shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall consent to the appointment of a receiver or trustee or liquidator of all of its property or the major part thereof or if all or a substantial part of the assets of Borrower or any Guarantor are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any receiver, trustee, custodian or assignee for the benefit of creditors.

(j)      If Borrower is enjoined, restrained or in any way prevented by any court order from constructing or operating the Project.

(k)      Any of the Loan Documents is held to be invalid or unenforceable in its entirety, or any provision of the Loan Documents is held to be invalid or unenforceable with respect to any party or circumstance.

(l)      One or more final, unappealable judgments are entered (i) against Borrower in amounts aggregating in excess of $100,000 or (ii) against any Guarantor in amounts aggregating in excess of $500,000, and said judgments are not stayed or bonded over within thirty (30) days after entry.

(m)      If Borrower or any Guarantor shall fail to pay any debt owed by it or is in default under any agreement with Lender or any other party (other than a failure or default for which Borrower’s maximum liability does not exceed $100,000 and Guarantor’s maximum liability does not exceed $500,000) and such failure or default continues after any applicable grace period specified in the instrument or agreement relating thereto.

(n)      If a Material Adverse Change occurs with respect to Borrower, the Project or Guarantor.

(o)      The occurrence of any other event or circumstance denominated as an Event of Default in this Agreement or under any of the other Loan Documents and the expiration of any applicable grace or cure periods, if any, specified for such Event of Default herein or therein, as the case may be.

(p)      Borrower or Guarantor fails, at any time, to comply with any of the financial reporting requirements or financial covenants set forth on Exhibit G.

ARTICLE 16
LENDER’S REMEDIES IN EVENT OF DEFAULT

16.1        Remedies Conferred Upon Lender.

Upon the occurrence and during the continuance of any Event of Default, Lender may pursue any one or more of the following remedies concurrently or successively, it being the intent hereof that none of such remedies shall be to the exclusion of any other:

(a)      Take possession of the Project and do anything which is necessary or appropriate in its sole judgment to fulfill the obligations of Borrower under this Agreement and the other Loan Documents, including either the right to avail itself of and procure performance of existing contracts or let any contracts with the same contractors or others. Without restricting the generality of the foregoing and for the purposes aforesaid, Borrower hereby appoints and constitutes Lender its lawful attorney-in-fact with full power of substitution in the Project to use unadvanced funds remaining under the Note or which may be reserved, escrowed or set aside for any purposes hereunder at any time, or to advance funds in excess of the face amount of the Note, to execute all applications and certificates in the name of Borrower prosecute and defend all actions or proceedings in connection with the Improvements or Project; and in connection therewith, to execute instruments of release and satisfaction; and to do any and every act which the Borrower might do in its own behalf; it being understood and agreed that this power of attorney shall be a power coupled with an interest and cannot be revoked;

(b)      Withhold further disbursement of the proceeds of the Loan and/or terminate Lender’s obligations to make further disbursements hereunder;

(c)      Declare the Note to be immediately due and payable;

(d)      Use and apply any monies or letters of credit deposited by Borrower with Lender, regardless of the purposes for which the same was deposited, to cure any such default or to apply on account of any indebtedness under this Agreement which is due and owing to Lender; and

(e)      Exercise or pursue any other remedy or cause of action permitted under this Agreement or any other Loan Documents, or conferred upon Lender by operation of Law.

Notwithstanding the foregoing, upon the occurrence of any Event of Default under Section 19.1(h) with respect to Borrower, all amounts evidenced by the Note shall automatically become due and payable, without any presentment, demand, protest or notice of any kind to Borrower.

ARTICLE 17
GENERAL PROVISIONS

17.1        Captions.

The captions and headings of various Articles, Sections and subsections of this Agreement and Exhibits pertaining hereto are for convenience only and are not to be considered as defining or limiting in any way the scope or intent of the provisions hereof.

17.2        Modification; Waiver.

No modification, waiver, amendment or discharge of this Agreement or any other Loan Document shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment or discharge is sought.

17.3        Governing Law.

Irrespective of the place of execution and/or delivery, this Agreement shall be governed by, and shall be construed in accordance with, the laws of the Commonwealth of Massachusetts.

17.4        Acquiescence Not to Constitute Waiver of Lender’s Requirements.

Each and every covenant and condition for the benefit of Lender contained in this Agreement may be waived by Lender, provided, however, that to the extent that Lender may have acquiesced in any noncompliance with any conditions precedent to the Closing of the Loan, such acquiescence shall not be deemed to constitute a waiver by Lender of such requirements with respect to any future disbursements of Loan proceeds.

17.5        Disclaimer by Lender.

The Loan Documents are made for the sole benefit of such Borrower and Lender, and no other person or persons shall have any benefits, rights or remedies under or by reason of the Loan Documents, or by reason of any actions taken by Lender pursuant to the Loan Documents. Lender shall not be liable for any debts or claims accruing in favor of any such parties against Borrower or others or against the Project. Lender, by making the Loan or taking any action pursuant to any of the Loan Documents, shall not be deemed a partner or a joint venturer with Borrower or fiduciary of Borrower. No payment of funds directly to a contractor or subcontractor or provider of services be deemed to create any third-party beneficiary status or recognition of same by the Lender.

17.6        Partial Invalidity; Severability.

If any of the provisions of this Agreement, or the application thereof to any person, party or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision or provisions to persons, parties or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17.7        Definitions Include Amendments.

Definitions contained in this Agreement which identify documents, including, but not limited to, the Loan Documents, shall be deemed to include all amendments and supplements to such documents from the date hereof, and all future amendments, modifications, and supplements thereto entered into from time to time to satisfy the requirements of this Agreement or otherwise with the consent of Lender. Reference to this Agreement contained in any of the foregoing documents shall be deemed to include all amendments and supplements to this Agreement.

17.8        Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

17.9        Electronic Signatures.

The electronic signature of a party to this Agreement or any of the other Loan Documents shall be as valid as an original signature of such party and shall be effective to bind such party to such document. The parties agree that any electronically signed document (including this Agreement) shall be deemed (i) to be “written” or “in writing,” (ii) to have been signed, and (iii) to constitute a record established and maintained in the ordinary course of business and an original written record when printed from electronic files. Such paper copies or “printouts,” if introduced as evidence in any proceeding, will be admissible as between the parties to the same extent and under the same conditions as other original business records created and maintained in documentary form. Neither party shall contest the admissibility of true and accurate copies of electronically signed documents on the basis of the best evidence rule or as not satisfying the business records exception to the hearsay rule. For purposes hereof, “electronic signature” means a manually signed original signature that is then transmitted via the internet as a “pdf” (portable document format) or other replicating image attached to an e-mail message, and “electronically signed document” means a document transmitted via e-mail containing an electronic signature.

17.10      Entire Agreement.

This Agreement, taken together with all of the other Loan Documents and all certificates and other documents delivered by Borrower to Lender, embody the entire agreement and supersede all prior agreements, written or oral, relating to the subject matter hereof.

17.11      Waiver of Damages.

In no event shall Lender be liable to Borrower for punitive, exemplary or consequential damages, including, without limitation, lost profits, whatever the nature of a breach by Lender of its obligations under this Agreement or any of the Loan Documents, and Borrower for itself and its Guarantor waive all claims for punitive, exemplary or consequential damages.

17.12      Claims Against Lender.

Lender shall not be in default under this Agreement, or under any other Loan Documents, unless a written notice specifically setting forth the claim of Borrower shall have been given to Lender within three (3) months after Borrower first had knowledge of the occurrence of the event which Borrower alleges gave rise to such claim and Lender does not remedy or cure the default, if any there be, promptly thereafter. Borrower waives any claim, set-off or defense against Lender arising by reason of any alleged default by Lender as to which Borrower does not give such notice timely as aforesaid. Borrower acknowledges that such waiver is or may be essential to Lender’s ability to enforce its remedies without delay and that such waiver therefore constitutes a substantial part of the bargain between Lender and Borrower with regard to the Loan. No Guarantor or Tenant is intended to have any rights as a third-party beneficiary of the provisions of this Section 21.11.

17.13     Jurisdiction.

TO THE GREATEST EXTENT PERMITTED BY LAW, BORROWER HEREBY WAIVES ANY AND ALL RIGHTS TO REQUIRE MARSHALLING OF ASSETS BY LENDER. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THIS AGREEMENT (EACH, A “PROCEEDING”), BORROWER IRREVOCABLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS HAVING JURISDICTION IN THE CITY OF BOSTON, COUNTY OF SUFFOLK AND COMMONWEALTH OF MASSACHUSETTS AND (B) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDING, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY. NOTHING IN THIS AGREEMENT SHALL PRECLUDE LENDER FROM BRINGING A PROCEEDING IN ANY OTHER JURISDICTION NOR WILL THE BRINGING OF A PROCEEDING IN ANY ONE OR MORE JURISDICTIONS PRECLUDE THE BRINGING OF A PROCEEDING IN ANY OTHER JURISDICTION. BORROWER FURTHER AGREES AND CONSENTS THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OF PROCESS IN ANY PROCEEDING IN ANY MASSACHUSETTS STATE OR UNITED STATES COURT SITTING IN THE CITY OF BOSTON AND COUNTY OF SUFFOLK MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO BORROWER AT THE ADDRESS INDICATED BELOW, AND SERVICE SO MADE SHALL BE COMPLETE UPON RECEIPT; EXCEPT THAT IF BORROWER SHALL REFUSE TO ACCEPT DELIVERY, SERVICE SHALL BE DEEMED COMPLETE FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED.

17.14      Set-Offs.

After the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably authorizes and directs Lender from time to time to charge Borrower’s accounts and deposits with Lender (or its Affiliates), and to pay over to Lender an amount equal to any amounts from time to time due and payable to Lender hereunder, under the Note or under any other Loan Document. Borrower hereby grants to Lender a security interest in and to all such accounts and deposits maintained by the Borrower with Lender (or its Affiliates).

17.15      Anti-Terrorism Disclosure.

Lender hereby notifies Borrower that to help the government fight the funding of terrorism and money laundering activities, federal Laws require Lender to obtain, verify, and record information that identifies each customer that opens an account with Lender, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with applicable Laws. All new and existing customers of Lender are subject to the identity verification requirements. When a customer opens an account with Lender or any Affiliate of Lender, Lender will ask for the customer’s name, address, and identification number, and in the case of an individual, his or her date of birth. For business accounts, Lender may also obtain this information for individuals associated with the business. Lender may also request to see a valid driver’s license or other approved identifying documents. Borrower agrees to provide any information requested by Lender to comply with applicable Laws.

17.16      Electronic Transmission of Documents.

Lender and Borrower agree that certain data related to the Loan (including confidential information, documents, applications and reports) may be transmitted electronically, including transmission over the Internet. This data may be transmitted to, received from or circulated among agents and representatives of Borrower and/or Lender and their Affiliates and other persons involved with this transaction, including attorneys, title officers, and accountants. Borrower acknowledges and agrees that (a) there are risks associated with the use of electronic transmission and that Lender does not control the method of transmittal or service providers, (b) Lender has no obligation or responsibility whatsoever and assumes no duty or obligation for the security, receipt or third party interception of any such transmission, and (c) Borrower will release, hold harmless, and indemnify Lender for, from and against any claim, damage or loss, including that arising in whole or part from Lender’s strict liability or sole, comparative or contributory negligence, that is related to the electronic transmission of data, provided that Lender used commercially reasonable efforts in conformance with industry standards to safeguard such information and data.

ARTICLE 18
NOTICES

Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing and shall be deemed to have been properly given (a) if hand delivered, when delivered; (b) if mailed by United States Certified Mail (postage prepaid, return receipt requested), three Business Days after mailing (c) if by Federal Express or other reliable overnight courier service, on the next Business Day after delivered to such courier service or (d) if by telecopier on the day of transmission so long as copy is sent on the same day by overnight courier as set forth below:

If to Borrower:

c/o The Hamilton Company

39 Brighton Avenue

Boston, Massachusetts 02134

Attention:	Carl Valeri
Telephone	617-783-0039
Facsimile	617-783-0568

With a copy to:

Saul Ewing LLP

131 Dartmouth Street, Suite 501

Boston, MA 02116

Attention:	Sally E. Michael, Esq.
Telephone:	617.912.0920
Facsimile:	617.723.4151

If to Lender:

KeyBank National Association

66 South Pearl Street

Albany, New York 12207

Attention:	Servicing Manager
Telephone	518.257.8571
Facsimile	518-257-8572

With a copy to:

Thompson Hine LLP

300 Madison Avenue, 27th Floor

New York, New York 10017

Attention:	Karen M. Kozlowski, Esq.
Telephone	212 908 3937
Facsimile	212 344 6101

or at such other address as the party to be served with notice may have furnished in writing to the party seeking or desiring to serve notice as a place for the service of notice.

ARTICLE 19
WAIVER OF JURY TRIAL

BORROWER AND LENDER EACH WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS AGREEMENT AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

EXECUTED as of the date first set forth above.

IN WITNESS WHEREOF, Borrower and Lender have caused this Agreement to be executed as of the day and year first above written.

BORROWER:	HILL ESTATES NERA, LLC,
a Delaware limited liability company

By: NewReal, Inc., a Massachusetts corporation, its Manager

By:
Ronald Brown, President

[Borrower signature page. Lender signature page follows.]

IN WITNESS WHEREOF, Borrower and Lender have caused this Agreement to be executed as of the day and year first above written.

LENDER:	KEYBANK NATIONAL ASSOCIATION

By:
Name:
Title: